Exhibit 21

HERITAGE HOLDINGS, INC.

Subsidiaries

As of December 31, 2017, the Company had the following active subsidiaries:

Wholly-owned subsidiaries of Heritage Holdings, Inc.State of Incorporation

Heritage Property & Casualty Insurance Company, Inc.Florida

NBIC Holdings, Inc.Delaware

Zephyr Acquisition CompanyDelaware

Heritage MGA, LLCFlorida

Osprey Re LtdBermuda

Contractors’ Alliance NetworkFlorida

BRC Restoration Specialists, Inc.Florida

Skye Lane Properties, LLCFlorida

First Access Insurance Group, LLCFlorida

Wholly-owned subsidiaries of NBIC Holdings, Inc.State of Incorporation

Narragansett Bay Insurance CompanyRhode Island

NBIC Financial Holdings, Inc.Rhode Island

Pawtucket Insurance CompanyRhode Island

Westwind Underwriters, Inc.Delaware

NBIC Service Company, Inc.Rhode Island

Wholly-owned subsidiaries of Zephyr Acquisition Company.State of Incorporation

HI Holdings, Inc.Hawaii

Zephyr Insurance Company, Inc.Hawaii